Tel: +27 31 514 7000
Fax: +27 31 536 8021
www.bdo.co.za

BDO House
1 Richefond Circle
Ridgeside Office Park
Umhlanga 4319
PO Box 47
La Lucia 4153
Docex 300 Durban
South Africa

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Our Ref: MES/sjh
28th October 2013

Ladies and Gentlemen

We have read Item 4.01 of Form 8-K dated October 28, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the paragraphs 1, 2, 3, 5, 8 and 9 listed under "Change in Registrant's Certifying Accountant" on page 2 of the Report as they pertain to BDO South Africa Inc. and the South African subsidiary of SGRP, SGRP Meridian (Pty) Ltd. We have no basis to agree or disagree with other statements of SGRP contained therein.

Yours faithfully
BDO SOUTH AFRICA INCORPORATED

ME Stewart
Director